EXHIBIT 10.7

TRANSITION AGREEMENT, PART-TIME EMPLOYMENT AGREEMENT, AND GENERAL RELEASE OF CLAIMS

This TRANSITION AGREEMENT, PART-TIME EMPLOYMENT AGREEMENT, AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into as of December 1, 2019, by and between Accelerate Diagnostics, Inc. (the “Company”), and Lawrence Mehren (“Executive”). The Company and Executive are collectively referred to herein as the Parties.

A. Executive is employed by the Company pursuant to an Offer Letter dated June 26, 2012 (the “Offer Letter”) and a Confidentiality and Inventions Assignment Agreement dated June 26, 2012 (the “Existing Confidentiality Agreement”).

B. The Company and Executive have determined that it is in their mutual best interests for Executive to retire from his full-time position as President and Chief Executive Officer of the Company.

C. The Company and Executive have also determined that Executive’s skillset is uniquely valuable to the Company and that it is in their mutual best interests for Executive to continue to assist the Company in a part-time employment capacity as more fully described below.

D. The Company and Executive now desire to enter into this Agreement to describe Executive’s retirement and transition from the President and Chief Executive Officer role into a new part-time employment role and resolve all claims and issues arising from or related to Executive’s full-time employment with the Company.

NOW, THEREFORE, for and in consideration of the mutual agreements described and agreed to be performed, Executive and the Company agree as follows:

1. RETIREMENT.

(a) Effective as of January 31, 2020 (the “Retirement Date”), and without any further action on Executive’s part, Executive retires from, and is further removed by the Company, as its President and Chief Executive Officer and from any and all other positions including directorships or offices that Executive holds with the Company, its affiliates, and any other entities including where Executive serves as a director, officer, trustee, partner, or member by virtue of his role as President and Chief Executive Officer of the Company.

(b) From the date of this Agreement through the Retirement Date, Executive’s employment will continue to be governed by his existing Offer Letter. For sake of clarity, this means, among other things, that, his employment remains at-will and that through the Retirement Date, Executive will continue to receive his annual base salary of $500,000 (less any base salary amounts waived under the Company’s 2019 Salary Waiver and Nonqualified Stock Option Grant Plan) and continue to participate in the Company’s standard benefit and vacation plans, as an active employee, as such plans may be amended, modified, or terminated by the Company from time to time.

(c) Provided that Executive signs and does not revoke this Agreement and otherwise complies with all of the terms and conditions of this Agreement, including the requirement that Executive signs and does not revoke the Supplemental Release described in Section 15 below, Executive will be entitled to receive a 2019 bonus in the amount Executive would have received had he continued as a full-time employee through the date such bonuses are paid to other executive officers of the Company. Any such bonus will be paid or awarded to Executive at the same time and in the same manner and form such bonuses are paid or awarded to other executive officers of the Company (e.g., if other executive officers receive their 2019 bonuses in the form of equity grants made under the 2012 Omnibus Equity Incentive Plan (the “2012 Plan”), Executive will also receive his 2019 bonus in the form of an equity grant under the 2012 Plan).

(d) Provided that Executive signs and does not revoke this Agreement and executes the New Confidentiality Agreement described in Section 6 below, the Company will pay Executive a single lump cash sum payment in an amount not to exceed $15,000, to reimburse Executive for the reasonable legal fees incurred by him in connection with the negotiation of this Agreement and the attached Exhibits.

2. PART-TIME EMPLOYMENT. Provided that Executive signs and does not revoke this Agreement and otherwise complies with all of the terms and conditions of this Agreement, including the requirement that Executive signs and does not revoke the Supplemental Release described in Section 15 below, then beginning February 1, 2020 (“Part-Time Start Date”), Executive will transition to a part-time employment role with the Company, reporting to the Company’s Head of Research & Development. For the avoidance of doubt, there shall be no break in service between the Retirement Date and the Part-Time Start Date.

(a) Effective on the Part-Time Start Date, the provisions of this Section 2 will supersede and replace the Offer Letter and any prior understandings, whether oral or written, with respect to Executive’s employment relationship with the Company.

(b) Unless terminated by: (1) mutual written agreement of the Parties (in a writing signed by Executive and an authorized Company officer) or (2) Executive’s death, Executive will serve as a part-time employee beginning on the Part-Time Start Date and ending on the second anniversary of the Retirement Date (the “Part-Time Period”). If Executive’s part-time employment and the Part-Time Period is terminated due to one of the reasons provided in (1) or (2) above, Executive will be entitled to receive his earned but unpaid Part-Time Salary (as defined below) through the date of termination and any accrued but unpaid reasonable business expenses through the date of termination, with such amount paid in a single lump sum within 10 days of the termination date (the “Accrued Obligations”). The Part-Time Period may be renewed or extended by mutual agreement of the Parties, but unless such a renewal or extension is agreed upon in writing, the Company shall have no obligation to employ Executive after the second anniversary of the Retirement Date.

(c) During the Part-Time Period, Executive shall work for the Company a minimum of 25 hours per week, with the majority of such time spent working from Executive’s home office, provided that Executive agrees to attend in-person meetings and other functions as reasonably requested by the Company. Executive’s duties during the Part-Time Period will consist of advising, consulting, and counseling his successor and the Head of Research & Development, or their respective delegates, in connection with the following matters: (1) investor relations activities, including investor presentations; (2) communications with analysts; (3) quarterly and other financial reporting matters; (4) corporate culture and people management; (5) the development of Pheno 2 including design and marketing specifications, engineering prototyping, and bringing Pheno 2 to market; and (6) such other projects and services as may be mutually agreed to by the Parties from time to time. Executive shall perform the services in good faith and to the best of his ability but is not obligated to track or report his hours to the Company.

(d) During the Part-Time Period, the Company will pay Executive an annual base salary (“Part-Time Salary”) of $250,000.

(e) Except as set forth in Section 1(c), above, and unless otherwise determined by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”): (1) Executive will not be entitled to any cash bonuses from the Company during the Part-Time Period; and (2) Executive will not be eligible to receive future grants of stock options, performance shares, or other awards under the 2012 Plan.

(f) Executive and the Company previously entered into the Stock Option Agreements identified on Exhibit A (the “Option Agreements”). Consistent with such Option Agreements, each option shall remain outstanding and continue to vest during the Part-Time Period. In all other respects each option shall remain subject to the terms and conditions of the applicable Option Agreement, provided, that, by signing this Agreement, Executive agrees that any shares subject to any Option Agreement that are unvested as of the Retirement Date (the Unvested Shares) may be subject to forfeiture, recoupment, or clawback if Executive violates the non-competition, non-solicitation, confidentiality, invention assignment, or other material covenants set forth the New Confidentiality Agreement described in Section 6 below as reasonably determined by the Compensation Committee in its sole discretion. In the case of such an event, the Company may seek such forfeiture, recoupment, or clawback of the Unvested Shares in any manner it deems appropriate and permitted by applicable law including, without limitation, cancelling all or a portion of any option award (vested or unvested), requiring the return of shares of stock acquired upon exercise, and/or requiring the reimbursement of any net proceeds or amounts previously received from the sale of any Unvested Shares.

(g) During the Part-Time Period, Executive will be eligible to participate in the Company’s standard company benefit and vacation plans, as such plans may be amended, modified, or terminated by the Company, in its sole discretion, from time to time, with or without notice. Executive’s participation in such plans will be subject to the terms and conditions set forth in the applicable benefit plan and vacation plan documents. Upon Executive’s termination of part-time employment, or at the expiration of the Part-Time Period, Executive and his eligible dependents will be eligible to elect and purchase, at his cost, group medical coverage through COBRA or within the Company’s then existing group health plan. The Company will ensure its then-existing carrier will make available to Executive and his eligible dependents all plan options and benefit coverage under the Company’s group medical plan that are available to other Company executives until the earlier of (1) the date on which Executive is eligible to receive group medical benefits from another employer; or (2) the date on which Executive is eligible to receive medical benefits under Medicare. Any post-employment health insurance coverage provided pursuant to this Section will be subject to Executive’s timely payment of premiums and the terms and conditions set forth in the then existing group health plan.

(h) During the Part-Time Period, Executive will be provided with a laptop computer and IT support services as reasonably requested by Executive from time to time. In addition, Executive will be reimbursed for the reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties as long as Executive submits his expenses promptly, with appropriate documentation, in compliance with the Company’s expense reimbursement policies. Executive will seek pre-approval from the Company for any expenses exceeding $500 or requiring out-of-town travel. On or before the Retirement Date, Executive agrees to return any Company credit or charge cards in his possession back to the Company.

(i) Following the termination of Executive’s employment for any reason, Executive agrees to cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative or regulatory proceeding or inquiry, or other investigation involving the Company or any affiliate that relates to events, occurrences, or conduct occurring, or claimed to have occurred, during Executive’s employment. Executive is hereby instructed to tell the truth in any litigation, administrative or regulatory proceeding or inquiry, or other investigation involving the Company and nothing herein shall be deemed or construed to suggest otherwise. If Executive’s cooperation is required pursuant to this section, the Company will: (1) reimburse Executive for reasonable out-of-pocket expenses, excluding legal fees; and (2) pay Executive an hourly compensation at a rate equivalent to his hourly Part-Time Salary at the time of his termination of employment.

3. EXECUTIVE’S GENERAL WAIVER AND RELEASE.

(a) Except as set forth in Section 3(b), which identifies claims expressly excluded from this Agreement, Executive, on Executive’s own behalf and on behalf of his spouse, heirs, agents, legal representatives, and assigns, hereby releases, waives, and forever discharges the Company, its affiliated companies, and their respective officers, directors, agents, members, partners, trustees, insureds, employees, contractors, successors, and assigns (the “Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, whether disclosed or undisclosed. This full release and waiver include, but is not limited to, claims arising from or relating to Executive’s employment with the Company, his services as a member of its Board of Directors, and all positions and roles he has or has had as a director, officer, employee, trustee, member, partner, shareholder, or agent of any affiliated entities, and the termination of his employment and all such positions and roles. This full release and waiver includes, but is not limited to, claims of wrongful discharge, breach of contract, promissory estoppel, restitution, misrepresentation, emotional distress, defamation, invasion of privacy, fraud, breach of the covenant of good faith and fair dealing, discrimination, retaliation, and harassment; claims based on sex, age, race, national origin, religion, veteran status, disability or any other basis or protected class, and any and all claims brought under applicable statutes, as amended, such as: Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Older Workers’ Benefits Protection Act, Americans with Disabilities Act, Employee Retirement Income Security Act, Consolidated Omnibus Budget Reform Act, Uniformed Services Employment and Reemployment Rights Act, Fair Credit Reporting Act, False Claims Act, Family Medical Leave Act, Fair Labor Standards Act, Rehabilitation Act, Equal Pay Act, Arizona Civil Rights Act, Arizona Employment Protection Act, the anti-retaliation provisions of the Arizona Workers Compensation law, and Arizona state wage payment laws including the Arizona Wage Act; and claims arising from any applicable local, state, or federal law, and wage or benefit claims, including without limitation claims for salary, bonuses, commissions, equity awards in any affiliated or related companies (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.

(b) The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for: (1) unemployment claims and workers’ compensation claims for accidents or injuries at work; (2) any benefits entitlements that are either payable pursuant to this Agreement, or are vested and unpaid as of the Retirement Date pursuant to the terms of a Company sponsored benefit plan; (3) indemnification by the Company under applicable law as a former officer and director and Executive’s rights under insurance policies including Directors and Officers insurance coverage; (4) violation of any federal, state, or local statutory or public policy right or entitlement that, by applicable law, is not waivable; (5) Executive’s rights expressly set forth in this Agreement; (6) any rights or claims that may arise after the execution date of this Agreement; and (7) any rights to receive an award for information or cooperation provided to the Securities and Exchange Commission pursuant to SEC Rule 21-F. Nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), or any other applicable federal, state, or local governmental agency or commission (“Government Agencies”). Executive acknowledges that this Agreement and the Supplemental Release described in Section 15, below, do not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency nor will they preclude Executive from giving truthful testimony in response to a lawful subpoena or preclude any conduct protected under any local, state or federal law, including those providing “whistleblower” protection to Executive or the right to engage in concerted activities. Notwithstanding the foregoing, Executive acknowledges and agrees that, in light of the consideration he is receiving under this Agreement, he is waiving any monetary or personal relief that may be available to him with respect to any charge, cause of action, or complaint filed by any person, including Executive, or entity with any Government Agency.

(c) Executive represents and warrants that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Released Parties with any local, state or federal agency or court, or with any other forum. Executive further represents and warrants that he has not assigned or transferred any claims he may have or had against the Released Parties or any of his rights or obligations under this Agreement.

(d) Executive acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties as of the execution date of this Agreement, and that this Agreement extinguishes all such claims, unless excluded under Section 3(b).

(e) Executive understands and agrees that the Company has no obligation to provide him with the amounts described in Section 1(c) and 1(d) or to offer him the part-time employment described in Section 2 unless he executes and does not revoke this Agreement and the Supplemental Release. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, any benefit entitlements that are vested and unpaid as of the Retirement Date and all wages owed to him through the Retirement Date, together with any accrued but unpaid vacation pay earned through the Retirement Date, less applicable withholdings and deductions.

4. EXECUTIVE’S ADEA WAIVER. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date he executes this Agreement. Executive further acknowledges and certifies the following:

(a) Executive has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement.

(b) The consideration provided for in Sections 1(c) and 1(d) and the offer of part-time employment described in Section 2 is in addition to anything of value to which he is or may have been entitled.

(c) Executive understands that the release in this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement.

(d) Executive has been provided a period of 21 calendar days from receipt of this Agreement within which to decide whether he will execute this Agreement. Executive may sign this Agreement any time within this time period. If Executive signs before the 21-day period expires, Executive does so to expedite the Agreement and waives the remaining days to consider the Agreement.

(e) Executive is signing this Agreement knowingly and voluntarily.

(f) Executive has the right to revoke this Agreement within 7 calendar days after signing it, by providing written notice of revocation via email or certified mail to the General Counsel of the Company. Executive’s written notice of revocation must be received via email or postmarked on or before the end of the 7th calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Sunday or holiday recognized by the U.S. Postal Service.

(g) Executive agrees that this Agreement is not effective and no amounts will be paid or owed pursuant to

Section 1(c) or 1(d) and that that the Company will not be obligated to offer him the part-time employment described in Section 2 until all of the following have occurred: (1) Executive signs this Agreement in the time period identified above and signs the Supplemental Release in the allotted time; (2) the 7-day revocation periods contained in this Section and in the Supplemental Release have passed; and (3) Executive has not revoked this Agreement or the Supplemental Release during the respective 7-day revocation periods (the “Effective Date(s)”). If Executive does not timely sign or revokes this Agreement or does not timely sign or revokes the Supplemental Release, then this Agreement shall be null and void and no payments shall be made or due pursuant to Section 1(c) or 1(d) and the Company will not offer Executive the part-time employment described in Section 2.

5. COMPANY’S GENERAL WAIVER AND RELEASE. The Company, its subsidiaries, and affiliated companies, and their respective successors and assigns hereby release, waive, and forever discharge Executive, his spouse, heirs, agents, legal representatives, and assigns (the “Executive Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, whether disclosed or undisclosed arising from or relating to Executive’s employment with the Company, his service as a member of its Board of Directors, and all positions and roles he has or has had as a director, officer, employee, trustee, member, partner, shareholder, or agent of the Company. Notwithstanding the foregoing, the Company’s release in this Section shall not extend to and claims it may have for: (1) a breach of this Agreement or its Exhibits by Executive; (2) any rights it has with respect to unvested benefits under any Company-sponsored pension, retirement, or health and welfare plans; (3) Company’s rights expressly set forth in this Agreement or its Exhibits; (4) any of the Company’s rights or claims that may arise after the Retirement Date.

6. NEW RESTRICTIVE COVENANT AGREEMENT. In connection with the execution of this Agreement, Executive agrees to execute and deliver to the Company’s General Counsel, a new restrictive covenant agreement (“New Confidentiality Agreement”), in the form attached as Exhibit B. The New Confidentiality Agreement will replace the Existing Confidentiality Agreement in its entirety and apply to Executive for the duration of his employment and certain restrictive covenants in the New Confidentiality Agreement shall extend for a period of one (1) year after the Part-Time Period ends.

7. COMPANY PROPERTY. Unless required to do so at an earlier date by this Agreement, upon the Company’s request or Executive’s termination of employment or service for any reason, Executive shall promptly return to the Company all property of the Company, including but not limited to: originals and hard and electronic copies of records, documents, Confidential Information (as defined in the New Confidentiality Agreement), computer and office equipment, other equipment, plans, designs, electronic devices, keys, access cards, passwords, charge or credit cards, and other tangible and intangible items, in whatever form, in Executive’s possession or control. Executive understands that all electronic mail, equipment, and all computer hardware and software are property of the Company.

8. DISPUTE RESOLUTION. Executive and the Company agree to meet to informally in a good faith effort to resolve any issues arising under this Agreement. If the Parties are unable to resolve their differences, they agree to submit to binding arbitration in Tucson, Arizona, any and all such claims and disputes. The Parties agree that such disputes will be heard by a single arbitrator, applying Arizona and federal substantive law, as applicable, in accordance with the American Arbitration Association’s Employment Arbitration Rules. If necessary, an action may be brought in any court of competent jurisdiction solely to compel arbitration or enforce an arbitration award or for injunctive relief to enforce the Confidentiality Agreement and other restrictive covenants described in this Agreement. This agreement to arbitrate survives the termination of Executive’s service to the Company. Executive expressly agrees and understands that, by agreeing to arbitration to resolve all claims described herein, he, as well as the Company, are waiving the right to a jury or court trial for all such claims. Executive further understands that arbitration is a private, claim resolution process which uses a neutral third-party, instead of a judge or jury, to resolve all claims and typically has more limited discovery than in a case filed in court. Executive understands that he may refuse to sign this Agreement, but that if the Agreement is not signed, he will not be entitled to the compensation and benefits described in this Agreement. If Executive prevails in any action he brings to enforce his rights set forth in this Agreement, the Company will pay Executive for Executive’s reasonable attorneys’ fees and costs incurred in such action.
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Employee must initial above, indicating his agreement to submit all claims to arbitration.

9. ENTIRE AGREEMENT. This Agreement along with the Supplemental Release and the New Confidentiality Agreement and the other agreements described therein constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters.

10. MODIFICATION IN WRITING. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by the Parties.

11. GOVERNING LAW; CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

13. WITHHOLDING. The amounts due, if any, pursuant to this Agreement shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements and will be reflected on Executive’s Form W-2 for the year in which such amounts are paid. Executive hereby acknowledges that the Company, nor any of its directors, officers, agents, or employees have provided Executive with any tax-related advice with respect to the matters covered by this Agreement. Executive understands and acknowledges that he is solely responsible for obtaining his own tax advice with respect to the matters covered by this Agreement.

14. SECTION 409A COMPLIANCE. This Agreement shall comply with Section 409A of the Internal Revenue Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Internal Revenue Code and the applicable regulations. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Company concludes, that the any amounts due pursuant to this Agreement are subject to Section 409A of the Internal Revenue Code, then no such amounts will be paid prior to Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)) and if Executive is deemed to be a specified employee as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of his termination of employment, no payments that are subject to Section 409A shall begin until the first day of the seventh month following his “separation from service”.

15. SUPPLEMENTAL RELEASE. In exchange for the Company’s agreement to provide the payments under Section 1(c) of this Agreement, and to continue Executive’s employment as a part-time employee pursuant to Section 2 of this Agreement, Executive shall sign, deliver to the General Counsel, and not revoke, the Supplemental Release of All Claims (“Supplemental Release”) in a form substantially similar to the attached Exhibit C. To be effective the Supplemental Release must be signed by Executive within 21 calendar days after the Retirement Date but not before the day after the Retirement Date.

IN WITNESS WHEREOF, the Parties have hereby approved and executed this Agreement as of the date identified below by Executive:

EXECUTIVE
Signature:	/s/ Lawrence Mehren
Printed Name:	Lawrence Mehren
Date:	12/1/2019

ACCELERATE DIAGNOSTICS, INC.
Signature:	/s/ John Patience
Printed Name:	John Patience
Title:	Chairman of the Board
Date:	12/1/2019

EXHIBIT A

LIST OF OUTSTANDING EQUITY AWARDS

•	Stock Option Agreement dated April 20, 2012 by and between Lawrence Mehren and the Company (2,200,000 shares).

•	Stock Option Agreement dated February 26, 2014 by and between Lawrence Mehren and the Company (52,132 shares).

•	Stock Option Agreement dated March 18, 2016 by and between Lawrence Mehren and the Company (60,000 shares).

•	Stock Option Agreement dated March 18, 2016 by and between Lawrence Mehren and the Company (10,408 shares).

•	Stock Option Agreement dated March 7, 2018 by and between Lawrence Mehren and the Company (25,099 shares).

•	Stock Option Agreement dated January 1, 2019 by and between Lawrence Mehren and the Company (37,736 shares).

EXHIBIT B

NEW CONFIDENTIALITY AGREEMENT (SEE ATTACHED)

EXHIBIT C

SUPPLEMENTAL RELEASE OF ALL CLAIMS

On December __, 2019, I signed a TRANSITION AGREEMENT, PART-TIME EMPLOYMENT AGREEMENT, AND GENERAL RELEASE OF CLAIMS (the “Agreement”). As required by Section 15 of the Agreement, by signing this Supplemental Release of Claims (“Supplemental Release”), I hereby renew and reaffirm my release and waiver of all potential claims against the Released Parties as defined in the Agreement through the date of my execution of this Supplemental Release.

In accordance with the ADEA as defined in the Agreement, I acknowledge and agree that I have been fully advised of my rights under the ADEA with respect to the Agreement and this Supplemental Release as stated in Section 4 of the Agreement. Those agreements and understandings are hereby incorporated by reference and such understandings include, but are not limited to, that I have been advised to consult with an attorney before signing this Supplemental Release and have been given a period of 21 calendar days in which to consider whether to enter into this Supplemental Release. I understand that I do not have to use the entire 21-day period before signing this Supplemental Release and may waive this right. If I enter into this Supplemental Release, I understand that I may revoke the Supplemental Release and that any such revocation must be in writing, sent via certified mail or email to the General Counsel of the Company, and postmarked on or before the end of the 7th calendar day after my timely execution of this Supplemental Release. If I revoke this Supplemental Release, I understand that this Supplemental Release will be null and void, and that the Company will not engage me as a part-time employee or provide me with the benefits described in Section 1(c) and 2 of the Agreement. If I do not revoke this Supplemental Release, it will become effective, irrevocable, binding and enforceable on the 8th day after I execute it.

I understand that my entitlement to the consideration described in Section 1(c) of the Agreement and my employment as a part-time employee as described in Section 2 of the Agreement is conditioned upon me signing, not revoking, and abiding by the terms of the Agreement and this Supplemental Release.

If I sign this Supplemental Release, I understand that I must sign and return it to the General Counsel of the Company within 21 calendar days after the Retirement Date as defined in the Agreement, but not before the day after the Retirement Date.

Date:
Lawrence Mehren